UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 12, 2023

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-566-7394

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Ordinary Shares, par value €0.05 per share	QURE	The Nasdaq Stock Market LLC The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Royalty Purchase Agreement

On May 12, 2023, uniQure biopharma BV, a wholly-owned subsidiary of uniQure N.V., (the “Company”) entered into a royalty purchase agreement (the “Purchase Agreement”) with HemB SPV, L.P. (“Purchaser”) for the sale of a portion of the royalty rights due to the Company from CSL Behring LLC (“CSL Behring”) under the commercialization and license agreement between the Company and CSL Behring dated as of June 24, 2020 (the “Commercialization and License Agreement”), from the net sales of HEMGENIX® (the “Product”).

Under the terms of the Purchase Agreement, the Company will receive an upfront cash payment of $375 million in exchange for the lowest royalty tier on CSL Behring’s worldwide net sales of the Product. The Company is also eligible to receive an additional $25 million milestone payment under the Purchase Agreement if 2024 net sales of the Product exceed a pre-specified threshold. The Purchaser will receive up to 1.85 times the purchase price (which includes the upfront payment and, if paid, the $25 million milestone payment) until June 30, 2032 or, if such cap is not met by June 30, 2032, up to 2.25 times the purchase price through December 31, 2038. If 2024 net sales do not exceed a pre-specified threshold, the Company will be obligated to pay $25 million to the Purchaser but only to the extent the Company achieves a future sales milestone under the Commercialization and License Agreement. If such milestone payment is not due from CSL Behring, the Company is not obligated to pay any amounts to the Purchaser.

The Company will retain the rights to all other royalties, as well as contractual milestones totaling up to $1.5 billion, under the terms of the Commercialization and License Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2023.

Hercules Amendment

In connection with the execution of the Purchase Agreement, the Company entered into Amendment No. 1 (the “Amendment”) to the Third Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”) in its capacity as administrative agent and collateral agent for itself and the other financial institutions or entities party thereto as lenders (the “Lenders”).

The Amendment amends the terms of the Loan Agreement, which was entered into on December 15, 2021, by and among the Company, Hercules, the Lenders and certain other parties signatory thereto. Specifically, the amendment provides that the transactions contemplated by the Purchase Agreement are a Permitted Royalty Transaction (as defined in the Loan Agreement), and contains a consent by Hercules and the Lenders to certain arrangements agreed upon between the Company and the Purchaser in the Purchase Agreement. Additionally, the maturity date and the interest-only period of the Loan Agreement was extended to January 5, 2027. Finally, the Company, Hercules and the Lenders agreed to a $1.25 million fee payable by the Company at the earlier of the January 5, 2027 maturity date, the date the Company prepays the outstanding secured obligations under the Loan Agreement, and the date that the secured obligations under the Loan Agreement become due and payable.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2023.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the financial obligations of the Company under the Purchase Agreement and the Loan Agreement, as amended by the Amendment, is incorporated into this Item 2.03 by reference.

Item 8.01	Other Events.

On May 15, 2023, the Company issued a press release entitled “uniQure Announces Sale of its Royalty Interest in CSL Behring’s HEMGENIX® for Up To $400 Million Cash to HealthCare Royalty and Sagard Healthcare Partners.” The full text of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are being filed herewith:

99.1	Press Release dated May 15, 2023, entitled “uniQure Announces Sale of its Royalty Interest in CSL Behring’s HEMGENIX® for Up To $400 Million Cash to HealthCare Royalty and Sagard Healthcare Partners”

104	Cover Page formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIQURE N.V.

Date: May 16, 2023	By:	/s/ David Cerveny
David Cerveny
Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 15, 2023, entitled “uniQure Announces Sale of its Royalty Interest in CSL Behring’s HEMGENIX® for Up To $400 Million Cash to HealthCare Royalty and Sagard Healthcare Partners”

104	Cover Page formatted in Inline XBRL.

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